Exhibit 99

First Acceptance Corporation Reports Operating Results for the Three and Six Month Periods Ended June 30, 2014

NASHVILLE, TN, August 5, 2014 — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the three and six month periods ended June 30, 2014.

Income before income taxes for the three months ended June 30, 2014 was $3.7 million, compared with income before income taxes of $2.3 million for the same period in the prior year. Net income for the three months ended June 30, 2014 was $3.5 million, or $0.08 per share on a basic and diluted basis, compared with net income of $2.1 million, or $0.05 per share on a basic and diluted basis, for the same period in the prior year.

Income before income taxes for the six months ended June 30, 2014 was $4.3 million, compared with income before income taxes of $4.4 million for the same period in the prior year. Net income for the six months ended June 30, 2014 was $4.0 million, or $0.10 per share on a basic and diluted basis, compared with net income of $4.1 million, or $0.10 per share on a basic and diluted basis, for the same period in the prior year.

Joe Borbely, the Company’s President commented “We are pleased that the recent investment in our people, operations and product is being realized in our top-line results. Acceptance is becoming recognized as a market leader for auto insurance in the communities we serve. Our multi-channel approach offers our customers the ability to purchase insurance products the way they want: by clicking, calling or visiting one of our 353 neighborhood locations.”

Revenues. Revenues for the three months ended June 30, 2014 were $67.1 million, compared with $62.5 million for the same period in the prior year. Revenues for the six months ended June 30, 2014 were $129.7 million, compared with $121.8 million for the same period in the prior year.

Premiums earned for the three months ended June 30, 2014 were $55.9 million, compared with $52.1 million for the same period in the prior year. Premiums earned for the six months ended June 30, 2014 were $107.6 million, compared with $101.5 million for the same period in the prior year. This improvement was primarily due to a higher percentage of full coverage policies sold and our recent pricing actions.

Loss Ratio. The loss ratio was 73.5 percent for the three months ended June 30, 2014, compared with 75.0 percent for the three months ended June 30, 2013. The loss ratio was 72.4 percent for the six months ended June 30, 2014, compared with 71.5 percent for the six months ended June 30, 2013. We experienced favorable development related to prior periods of $2.4 million for the three months ended June 30, 2014, compared with favorable development of $1.4 million for the three months ended June 30, 2013. For the six months ended June 30, 2014, we experienced favorable development related to prior periods of $4.4 million, compared with favorable development of $2.5 million for the six months ended June 30, 2013. The favorable development for the three and six month periods ended June 30, 2014 was primarily due to lower than expected development related to bodily injury emergence in recent accident quarters.

Excluding the development related to prior periods, the loss ratios for the three months ended June 30, 2014 and 2013 were 77.8 percent and 77.7 percent, respectively. Excluding the development related to prior periods, the loss ratios for the six months ended June 30, 2014 and 2013 were 76.5 percent and 74.0 percent, respectively. The year-over-year increase in the loss ratio was primarily due to weather-related claims frequency in the collision and property damage coverages.

Expense Ratio. The expense ratio was 20.7 percent for the three months ended June 30, 2014, compared with 21.7 percent for the three months ended June 30, 2013. The expense ratio was 24.9 percent for the six months ended June 30, 2014, compared with 25.2 percent for the six months ended June 30, 2013. The year-over-year decrease in the expense ratio was primarily due to the increase in premiums earned which resulted in a lower percentage of fixed expenses in our retail operations (such as rent and base salary).

Combined Ratio. The combined ratio was 94.2 percent for the three months ended June 30, 2014, compared with 96.7 percent for the same period in the prior year. For the six months ended June 30, 2014, the combined ratio was 97.3 percent, compared with 96.7 percent for the same period in the prior year.

About First Acceptance Corporation

We are principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. We currently write non-standard personal automobile insurance in 12 states and are licensed as an insurer in 13 additional states. Non-standard personal automobile insurance is made available to individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage, driving record and/or vehicle type, and in most instances who are required by law to buy a minimum amount of automobile insurance.

At June 30, 2014, we leased and operated 353 retail locations, staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary insurance product providing personal property and liability coverage to renters underwritten by us. In addition, select retail locations in highly competitive markets in Illinois and Texas began offering non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers. In addition to our retail locations, we are able to complete the entire sales process over the phone via our call center or through the internet via our consumer-based website or mobile platform. We also sell our products through 11 retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptanceinsurance.com.

This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2013 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements Income

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Premiums earned	$55,854	$52,118	$107,602	$101,521
Commission and fee income	10,051	9,162	19,226	17,759
Investment income	1,257	1,268	2,794	2,544
Net realized gains (losses) on investments, available-for-sale (includes $(42), $(55), $40 and $(42), respectively, of accumulated other comprehensive income (loss) reclassification for unrealized gains (losses))	(42)	(55)	40	(42)

	67,120	62,493	129,662	121,782

Costs and expenses:
Losses and loss adjustment expenses	41,066	39,087	77,883	72,592
Insurance operating expenses	21,162	19,909	45,191	42,249
Other operating expenses	245	223	478	452
Stock-based compensation	66	56	112	140
Depreciation and amortization	437	537	880	1,108
Interest expense	421	427	848	870

	63,397	60,239	125,392	117,411

Net income before income taxes	3,723	2,254	4,270	4,371
Provision for income taxes (includes $(15), $(19), $14 and $(15), respectively, of income tax expense from reclassifications items)	254	188	290	281

Net income	$3,469	$2,066	$3,980	$4,090

Net income per share:
Basic	$0.08	$0.05	$0.10	$0.10

Diluted	$0.08	$0.05	$0.10	$0.10

Number of shares used to calculate net income per share:
Basic	40,978	40,921	40,974	40,915

Diluted	41,274	40,948	41,278	40,942

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $124,959 and $126,873, respectively)	$131,284	$130,248
Cash and cash equivalents	85,408	72,033
Premiums and fees receivable, net of allowance of $407 and $311	53,185	46,228
Limited partnership interests	9,053	7,513
Other assets	5,974	6,471
Property and equipment, net	3,121	3,512
Deferred acquisition costs	3,314	2,902
Identifiable intangible assets	4,800	4,800

TOTAL ASSETS	$296,139	$273,707

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$88,797	$84,286
Unearned premiums and fees	65,617	55,983
Debentures payable	40,321	40,301
Other liabilities	17,406	16,205

Total liabilities	212,141	196,775

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 401,000 and 40,983 shares issued and outstanding, respectively	410	410
Additional paid-in capital	457,129	456,993
Accumulated other comprehensive income	6,325	3,375
Accumulated deficit	(379,866)	(383,846)

Total stockholders’ equity	83,998	76,932

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$296,139	$273,707

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Gross premiums earned:
Georgia	$10,322	$9,887	$19,902	$19,538
Florida	8,657	8,092	16,620	15,713
Texas	7,169	6,168	13,638	11,990
Ohio	5,757	4,684	10,906	9,044
Alabama	5,604	5,523	10,857	10,571
Illinois	5,092	5,327	9,821	10,644
South Carolina	4,235	4,036	8,242	7,694
Tennessee	3,208	3,182	6,394	6,222
Pennsylvania	2,257	2,228	4,403	4,372
Indiana	1,562	1,355	2,994	2,599
Missouri	1,275	982	2,413	1,870
Mississippi	789	703	1,539	1,361

Total gross premiums earned	55,927	52,167	107,729	101,618
Premiums ceded to reinsurer	(73)	(49)	(127)	(97)

Total net premiums earned	$55,854	$52,118	$107,602	$101,521

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Loss	73.5%	75.0%	72.4%	71.5%
Expense	20.7%	21.7%	24.9%	25.2%

Combined	94.2%	96.7%	97.3%	96.7%

POLICIES IN FORCE (FAC ONLY)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Policies in force – beginning of period	168,607	169,424	143,077	145,938
Net change during period	(9,314)	(15,829)	16,216	7,657

Policies in force – end of period	159,293	153,595	159,293	153,595

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Retail locations – beginning of period	355	367	360	369
Opened	—	—	—	—
Closed	(2)	(1)	(7)	(3)

Retail locations – end of period	353	366	353	366

RETAIL LOCATIONS BY STATE

	June 30,		March 31,		December 31,
	2014	2013	2014	2013	2013	2012
Alabama	24	24	24	24	24	24
Florida	30	30	30	30	30	30
Georgia	60	60	60	60	60	60
Illinois	60	62	61	62	61	63
Indiana	17	17	17	17	17	17
Mississippi	7	7	7	7	7	7
Missouri	10	11	11	11	11	11
Ohio	27	27	27	27	27	27
Pennsylvania	16	16	16	16	16	16
South Carolina	25	26	25	26	25	26
Tennessee	19	19	19	19	19	19
Texas	58	67	58	68	63	69

Total	353	366	355	367	360	369

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885